Exhibit 12.2


                                                   Hospitality Properties Trust
                      Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
                                               (in thousands, except ratio amounts)






                                      Nine Months Ended
                                        September 30,                               Year Ended December 31,
                                  -------------------------   -------------------------------------------------------------------
                                    2002           2001         2001           2000          1999          1998           1997
                                    ----           ----         ----           ----          ----          ----           ----

Net income                         $103,466      $  94,790     $131,956       $126,271      $111,929       $87,982       $59,153
Fixed charges                        32,005         31,248       41,312         37,682        37,352        21,751        15,534
                                  ----------    -----------   ----------     ----------    ----------    ----------     ---------
Adjusted earnings                  $135,471       $126,038     $173,268       $163,953      $149,281      $109,733       $74,687
                                  ==========    ===========   ==========     ==========    ==========    ==========     =========


Fixed Charges and Preferred
Distributions:
     Interest on indebtedness
     and amortization of
     deferred finance costs         $32,005        $31,248      $41,312        $37,682       $37,352       $21,751       $15,534
     Preferred distributions          5,344          5,344        7,125          7,125         5,106            --            --
                                  ----------    -----------   ----------     ----------    ----------    ----------     ---------

Combined Fixed Charges and
Preferred Distributions             $37,349        $36,592      $48,437        $44,807       $42,458       $21,751       $15,534
                                  ==========    ===========   ==========     ==========    ==========    ==========     =========

Ratio of Earnings to Combined
Fixed Charges and Preferred
Distributions                          3.63x          3.44x        3.58x          3.66x         3.52x         5.04x         4.81x
                                  ==========    ===========   ==========     ==========    ==========    ==========     =========